SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
eDiets.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale FL 33334

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

April 2, 2012

Dear Stockholder:

It is my pleasure to invite you to attend eDiets.com, Inc.’s 2012 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 15, 2012 at 9:00 a.m. Eastern Daylight Time, at our corporate office, located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334. At the meeting, you will be asked to:

1.	Elect seven directors to serve until the next annual meeting or until their respective successors have been duly elected and qualified.

2.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on March 16, 2012 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 15, 2012.

Sincerely,

/s/ Thomas Connerty
Thomas Connerty Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 2, 2012. Each of these proxy materials is also available at www.ediets.com.

1

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2012

INFORMATION ABOUT VOTING

Some Questions You May Have Regarding This Proxy Statement

Why am I receiving this proxy statement?

You are receiving this proxy statement because you own shares of our common stock that entitle you to vote at the 2012 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the Annual Meeting. By use of the proxy, you can vote even if you do not attend the Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

We mailed a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and annual report on or about April 2, 2012.

When and where is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, May 15, 2012, at 9:00 a.m. EDT at our corporate offices located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334.

Who may vote at the Annual Meeting?

You may vote all of the shares of our common stock that you owned at the close of business on March 16, 2012, the record date. On the record date, we had 14,310,534 shares of our common stock outstanding and entitled to be voted at the Annual Meeting. You may cast one vote for each share of our common stock held by you on all matters presented at the Annual Meeting.

What am I voting on?

There is one proposal that will be voted on at the Annual Meeting: to elect seven directors to serve until the next annual meeting or until their respective successors have been duly elected and qualified (Proposal 1).

We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our bylaws.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares FOR each of the nominees named in this proxy statement for election as directors.

How do I vote?

If you are a stockholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you have received a paper copy of the proxy materials; or

•	in person at the Annual Meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial stockholder, you must follow the voting procedures of your broker, bank or trustee included with your proxy materials. If your shares are held by a bank, broker or other intermediary and you intend to vote at the Annual Meeting, please bring with you evidence of your ownership as of the record date (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement).

Who is a stockholder of record?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares.

Who is a beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of stockholders present to conduct business at our Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What percentage of the common stock is required to approve the proposal?

Provided a quorum is present at our Annual Meeting, our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law establish the requisite vote required to approve the proposal.

Proposal	Vote Required
Election of Directors	Plurality

In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected. You may vote “for” or “withheld” with respect to the election of each director. Only votes “for” or “withheld” are counted in determining whether a vote has been cast in favor of a director. Abstentions and broker non-votes are not counted as votes cast for the election of directors and will therefore have no impact on the approval of the proposal.

What if I sign and return my proxy without making any decisions?

If you sign and return your proxy without making any selections, your shares will be voted “for” each proposal. If other matters properly come before the Annual Meeting, Kevin A. Richardson, II, and Thomas Connerty will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What if I am a beneficial stockholder and I do not give the nominee voting instructions?

If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results. The election of directors is not considered a “routine” matter. Consequently, if you do not give your broker instructions, your broker will not be able to vote on the election of directors.

Can I change my vote after I have delivered my proxy?

Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the Annual Meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the Annual Meeting for stockholders of record. Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Where can I find voting results of the Annual Meeting?

We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed four business days after the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of seven directors. The Board of Directors recommends to the stockholders the following seven nominees for election as directors of the Company:

Kevin A. Richardson, II

Berke Bakay

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Thomas Connerty

The Governance and Nominating Committee unanimously nominated these individuals for re-election to the Board of Directors, and each nominee has indicated his willingness to serve. If any nominee will be unable to serve, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than seven directors. The term for each of the directors is one year. The nominees who are elected at the Annual Meeting will serve as directors of the Company until the 2013 Annual Meeting of Stockholders, or until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office.

Our Board of Directors has determined that each nominee except Mr. Richardson and Mr. Connerty is qualified as an “independent” director under the listing standards of The NASDAQ Capital Market (“Nasdaq”). Please review the discussion under “Corporate Governance - Board Independence” on page 8 of this proxy statement for a summary of how our Board of Directors conducts the independence evaluation.

We believe that each of our directors possesses the experience, skills and qualities to fully perform their duties as a director and contribute to our success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with the Company’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages. There are no family relationships among any of our directors or executive officers. Except for Prides Capital LLC and its affiliates, none of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

Name and Age	Director Since
Kevin A. Richardson II, 43	2006

Mr. Richardson has served as our Chairman of the Board of Directors since 2006. In March 2012, Mr. Richardson was appointed to perform the functions of the Company’s principal financial officer and principal accounting officer. Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004 where he is Managing Director. Prides Capital LLC and Prides Capital Partners LLC specialize in strategic block, active investing in small- and micro-cap public and private companies. From April 1999 until the end of 2003, Mr. Richardson was a partner at Blum Capital Partners, a $2.5 billion investment firm. Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Mr. Richardson also managed Fidelity Airline Fund, the Fidelity Aerospace and Defense Fund, and performed research and analysis in a variety of industry sectors (computer services, business services, media, financial services, and healthcare information technology). Previously, Mr. Richardson worked at Kidder, Peabody & Co. Mr. Richardson is also a director of SANUWAVE Health, Inc., and previously served as a director of QC Holdings, Inc. until June 2007 and Healthtronics, Inc. until November 2008. Mr. Richardson received an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson originally joined the Board of Directors in connection with the 2006 purchase of shares of common stock by Prides Capital Fund I, LP, in which Prides Capital Partners LLC is general partner. The Board nominated Mr. Richardson to serve as a director because of his senior financial and business management experience.

Berke Bakay, 32	2011

Mr. Bakay has served as a director since November 2011. He is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education, and media industries. BBS Capital Fund, LP is currently a significant stockholder of the Company. Mr. Bakay is also President and Chief Executive Officer and a member of the Board of Directors of Kona Grill, Inc., which owns and operates 23 restaurants in 16 states. From 2006 to 2007, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP, an investment management firm based in Dallas, Texas. Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group (NYSE: SWS), where he covered the specialty retail industry. The Board nominated Mr. Bakay to serve as a director because of his experience as an investor and executive officer in companies delivering products and services to US consumers.

Robert L. Doretti, 69	2004

Mr. Doretti has been a private investor, as well as a strategic acquisitions consultant to Comvest Group, a private investment firm, since 2004. He served as Chairman, Chief Executive Officer and President of ON Technology Corporation, a provider of software infrastructure solutions to Fortune 500 enterprises, from 2000 through its acquisition by Symantec Corporation in February 2004. From 1995 through its acquisition by Oracle Corporation in 1999, Mr. Doretti was President and Chief Executive Officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management (CRM) solutions. Mr. Doretti spent over 19 years at Wang Laboratories, Inc., including the last 7 years as Senior Vice President of US Operations. Mr. Doretti previously served as director of CorVu Corporation, a performance management software developer. Mr. Doretti received an M.B.A. from Illinois University. The Board nominated Mr. Doretti to serve as a director because of his management and advisory experience as well as his vast experience in the software infrastructure industry.

Lee S. Isgur, 74	1999

Mr. Isgur has served as Principal and Chief Financial Officer of Marché restaurant (Menlo Park, California) since 2001 and Chief Executive Officer since February 2008. Mr. Isgur also has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, Mr. Isgur was Managing Director of Jeffries & Company, an investment-banking firm. Prior to that, he was a partner at Volpe Welty & Company, a research and investment banking firm. Mr. Isgur served as a director of Station Casinos, Inc., a gaming and entertainment provider, where he also served as a member of the audit committee and the governance and compensation committee. Mr. Isgur is a certified financial analyst, and he received an M.B.A. from the Amos Tuck School of Business at Dartmouth College. The Board nominated Mr. Isgur to serve as a director because of his management and investment banking experience as well as his experience as a certified financial analyst.

Ronald Luks, 60	2004

Mr. Luks has served as President and CEO of Egret Associates, Inc. since 1988 and is a founding principal in Fun Online Corp. Both firms provide content creation and licensing services, online community management and real time publication services to commercial online services such as AOL and the Microsoft Network. Mr. Luks has been an industry consultant to such firms as Nintendo of America, Rolling Stone Interactive, Activision, and Sega of America. Mr. Luks was formerly a partner in the Wall Street firm of Ernst & Co., and a member of the American Stock Exchange and other national stock and commodity exchanges. He currently maintains his securities registration with Liberty Pacific Securities, LLC, a Seattle-based investment banking firm. The Board nominated Mr. Luks to serve as a director because of his executive and management experience and, in particular, his extensive experience in the online services industry.

Pedro N. Ortega-Dardet, 48	2003

Mr. Ortega-Dardet has served since 1997 as President and CEO of Skinmetics, Inc., which designs, manufactures and markets premium skin-care products under the name Wilma Schumann Skin Care. Mr. Ortega-Dardet also serves as Director of the Esthetics Manufacturer and Distributors Alliance and serves as the Editor of Skin and Body News, an industry newsletter. Mr. Ortega-Dardet holds a B.S. degree in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. with a concentration in Finance and a minor in Marketing from the University of Miami. The Board nominated Mr. Ortega-Dardet to serve as a director because of his business and management experience and, in particular, his marketing experience in the consumer products industry.

Thomas Connerty, 48	2011

Mr. Connerty joined the Board in April 2011 and was appointed President and Chief Executive Officer of the Company in February 2012. He has over 25 years of expertise in direct response marketing with leading consumer branded companies. Mr. Connerty formerly held a number of senior positions with Nutrisystem, Inc, including Chief Marketing Officer from November 2004 to May 2008, Executive Vice President from April 2005 to May 2008 and Executive Vice President of Program Development from July 2006 to May 2008. While with Nutrisystem, Inc, Mr. Connerty was instrumental in successfully creating and implementing innovative direct marketing programs which contributed to that company’s rapid growth. From 1999 to 2004, Mr. Connerty served as Vice President of Marketing at the Nautilus Group, where he played a key role in building the Bowflex division into one of the most profitable and recognizable names in the direct response home fitness market. Prior to Nautilus, Mr. Connerty served as the Vice President of Broadcast for the Home Shopping Network. The Board nominated Mr. Connerty to serve as a director because of his past direct response marketing and executive management experience in with leading consumer branded companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal controls over financial reporting, and the audit of the financial statements of the Company.

During the course of 2011 and the first quarter of 2012, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to the Company’s consolidated financial statements for fiscal year 2011, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2011.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of the Company’s financial statements for fiscal year 2011 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance - Board Committees” beginning on page 8 for information on the Audit Committee’s meetings in 2011.

The Audit Committee

Lee S. Isgur (Chair)
Pedro Ortega-Dardet
Robert Doretti

April 2, 2012

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

Board Meetings

During 2011, the Board of Directors held a total of 20 meetings, including 16 special meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period which he was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he served during the period which he was a director. It is the policy of the Board of Directors to encourage its members to attend the Annual Meeting. All members of the Board of Directors except Mr. Connerty and Mr. Bakay were present at the 2011 Annual Meeting.

The non-management members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board Independence

Although the Company’s common stock is no longer listed on The Nasdaq Capital Market, the Company intends to continue to comply with Nasdaq’s listing standards where possible. Nasdaq’s listing standards require that a majority of our Board of Directors and all members of our Audit Committee, Compensation Committee and Governance and Nominating Committee (“GNC Committee”) be comprised of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of Nasdaq’s Marketplace Rules. Our Board of Directors undertook its annual review of director independence in March 2012, which included a review of each director’s responses to questionnaires asking about any relationships with us, members of our senior management and other members of our Board of Directors. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Based on this review, our Board of Directors has determined that each of our directors, with the exception of Mr. Richardson and Mr. Connerty, is independent.

There are no family relationships among any of the directors or executive officers of the Company.

Board Leadership Structure

The Company separates the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, in March 2012, the Board appointed our chairman, Kevin A. Richardson, II, to undertake certain executive and financial oversight responsibilities, which include serving as our principal financial officer and our principal accounting officer. The Company believes that the separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of Company’s performance and governance standards.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the GNC Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the GNC Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.ediets.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters.

•	Audit Committee

Number of Meetings in 2011: 6

The Audit Committee consists of Mr. Isgur (Chair), Mr. Ortega-Dardet and Mr. Doretti, and has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chairperson reports on Audit Committee actions and recommendations at Board of Director meetings.

Audit Committee Financial Expert. The Board of Directors has determined that the Audit Committee has at least one “audit committee financial expert” pursuant to applicable SEC rules and that Lee S. Isgur, an independent director in accordance with the applicable independence standards for directors and audit committee members under Rule 5605(a)(2) and Rule 5605(c) of Nasdaq’s Marketplace Rules, meets the requirements of an audit committee financial expert pursuant to such SEC rules. For information regarding Mr. Isgur’s business experience, see “Proposal 1 – Election of Directors.”

Independent Auditor Oversight. The Audit Committee appointed Ernst & Young (“E&Y”) to serve as our independent registered certified public accounting firm for the 2011 fiscal year. E&Y has served as our independent registered certified public accounting firm since 1999. In connection with the audit of our 2011 financial statements, we entered into an agreement with E&Y that sets forth the terms by which E&Y performed audit services for us. That agreement is subject to alternative dispute resolution procedures for all claims, other than claims seeking non-monetary or equity relief.

We were billed for professional services provided with respect to fiscal years 2011 and 2010 by E&Y in the amounts set forth in the following table.

Principal Accountant Fees and Services
Services	2011	2010
Audit Fees (1)	$256,577	$361,150
Audit – Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	1,500	1,500

Total	$258,077	$362,650

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) fees associated with assisting us with the preparation and review of our various documents relating to our registered direct offering and debt conversion transactions in 2010; and (iv) fees associated with consents to registration statements.

(2)	These professional services include fees associated with providing us with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure that delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by E&Y. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by E&Y is consistent with maintaining E&Y’s status as our independent auditors. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by E&Y during the 2011 fiscal year, as described above.

•	Compensation Committee

Number of Meetings in 2010: 4

The Compensation Committee consists of Mr. Isgur (Chair) and Mr. Luks. The Compensation Committee establishes salaries, incentives and other forms of compensation for our directors as well as our named executive officers, which consists of our Chairman and our Chief Executive Officer. In addition, the Compensation Committee is responsible for administering our equity-based compensation plans, including awards under such plans. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. Due to financial constraints, the Compensation Committee has not exercised this authority since 2006.

Role of Management and Delegation of Authority. Our Chairman provides the Compensation Committee with (1) evaluations of our CEO and (2) recommendations regarding base salary levels, the performance metrics, relative weightings and levels for our annual incentive compensation and equity-based compensation awards to be paid to our CEO. The Compensation Committee may delegate to the Company’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq listing standards.

•	Governance and Nominating Committee

Number of Meetings in 2010: 4

The GNC Committee consists of Mr. Doretti (Chair), Mr. Isgur, Mr. Luks and Mr. Ortega-Dardet, and has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and the Committees; (iii) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The GNC Committee Chair reports on GNC Committee actions and recommendations at Board of Director meetings. The GNC Committee has in the past and may in the future retain the services of a third party search firm providing recruitment and leadership development services to assist the GNC Committee in identifying and evaluating potential nominees for the Board of Directors.

Consideration of Director Nominees. The GNC Committee considers possible candidates for nominees for directors from many sources, including stockholders. If a stockholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by December 3, 2012 or such proposal will be considered untimely, in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2013 Annual Meeting.” Pursuant to our GNC Committee Charter, each written notice must set forth:

1)	name and address of the stockholder who is making the nomination;

2)	the number of shares of the Company’s common stock beneficially owned by the stockholder and a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such annual meeting of the stockholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice;

3)	the name of the director candidate;

4)	a complete biography or statement of the candidate’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the Board of Directors of another corporation and civic activity);

5)	a description of all arrangements or understandings between the stockholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the stockholder;

6)	such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq and information regarding the candidate’s attributes that the GNC Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the Securities and Exchange Commission; and

7)	the candidate’s consent to serve as a director of the Company if elected.

The GNC Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the GNC Committee, in accordance with the Criteria for Nomination to the Board of Directors, which contains the following requirements and considerations, among others, for suitability:

•	high ethical character and a reputation that is consistent with the Company’s reputation;

•	superior credentials;

•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

•	relevant expertise and experience;

•	the number of other boards (and their committees) on which a candidate serves;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Criteria for Nomination to the Board of Directors is set forth in the GNC Committee charter, which, as discussed above, can be found on our website, www.ediets.com, under the Investor Relations-Corporate Governance section. The GNC Committee will meet with candidates to review their qualifications and will request such materials from each candidate as the GNC Committee deems necessary.

Diversity

While the Company does not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the GNC Committee considers the interplay of a candidate’s knowledge, expertise, skills and experience with that of the other members of the Board of Directors in order to build a Board of Directors that is effective, collegial and responsive to the needs of the Company. We believe this analysis results in a Board of Directors that is diverse in knowledge, expertise, skills, experience and viewpoint.

Certain Relationships and Related Transactions

On November 12, 2010, the Company issued the following promissory notes (the “Director Notes”): (i) a promissory note to Mr. Richardson pursuant to which the Company borrowed $600,000, (ii) a promissory note to Mr. Isgur pursuant to which the Company borrowed $200,000 and (iii) a promissory note to Kevin McGrath, formerly a director and the President and Chief Executive Officer of the Company, pursuant to which the Company borrowed $200,000. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

During February 2011, the Company executed Subscription Agreements with investors pursuant to which approximately 762,364 shares of our common stock were issued under a private placement at a price of $2.0625 per share (adjusted for a reverse stock split effective June 1, 2011), which provided approximately $1.6 million of gross proceeds. The investors included Mr. Richardson and Mr. Isgur, two of the Company’s directors, who entered into Subscription Agreements for approximately $0.8 million and $0.1 million, respectively, of the total $1.6 million of proceeds received. The investors also included BBS Capital Fund, LP (“BBS Capital”), which is managed by Berke Bakay, who became a director in November 2011. BBS Capital entered into a Subscription Agreement for approximately $0.5 million. The Subscription Agreements require that if the Company proposes to offer, issue or sell any Company common stock or securities convertible into common stock in a private placement prior to August 7, 2012, the Company must provide the investors with the opportunity to purchase an equal number of Company common stock or securities convertible into common stock on the same terms and conditions.

In addition, the Company also issued warrants entitling the investors in the private placement to acquire a total of approximately 381,183 shares of common stock at an exercise price of $1.7675 per share. Each warrant has a three-year expiration date and is exercisable beginning immediately. The exercise price of each warrant is subject to adjustment under certain circumstances; however, no adjustment to the exercise price will operate to reduce the exercise price to a price less than $1.70 per share. The shares of common stock issued in the private placement, together with the shares issuable upon exercise of the warrants, were subsequently registered for resale pursuant to the terms of a registration rights agreement between the Company and the investors.

During November 2011, the Company executed a Subscription Agreement with BBS Capital pursuant to which 1.0 million shares of our common stock were issued under a private placement at a price of $0.50 per share, which provided $0.5 million of gross proceeds. As part of the transaction, the Company executed a Registration Rights Agreement with BBS Capital pursuant to which the Company agreed to register the resale of the shares of common stock issued to BBS Capital in the private placement. In connection with the transaction, Mr. Bakay was appointed a director of the Company.

In February 2012, Prides issued an unconditional guarantee (the “Guarantee”) of certain Company payment obligations to Paymentech, LLC, the Company’s credit card payments processor. The maximum amount of Company indebtedness guaranteed by Prides is $260,000. At the same time, the Company entered into a letter agreement with Prides (the “Letter Agreement”) pursuant to which the Company undertook certain obligations in consideration of the Guarantee. Among other things, the Letter Agreement obligates the Company to pay Prides (i) an annual credit support fee equal to 10% of the maximum amount of Company indebtedness guaranteed by Prides under the Guarantee and (ii) a monthly credit support fee equal to 0.4167% of the maximum amount of Company indebtedness guaranteed by Prides under the Guarantee. The Company’s obligations under the Letter Agreement will terminate upon expiration or termination of the Guarantee.

In March 2012, the Board appointed Mr. Richardson to perform the functions of principal financial officer and principal accounting officer. Mr. Richardson receives no additional compensation in connection with his assumption of these responsibilities.

Code of Ethics / Code of Conduct

The Board of Directors has adopted a Code of Ethics, which we periodically revise. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website at www.ediets.com within four business days following the date of the amendment or waiver. The Code of Ethics provides policies setting forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and all senior financial officers to promote honest and ethical conduct, proper disclosure in the Company’s periodic filings, and compliance with applicable laws, rules and regulations.

The Board of Directors has adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which we periodically revise. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. Under applicable Nasdaq rules, all related person transactions, as defined in Item 404 of S-K, must be approved by our Audit Committee or another independent body of the Board of Directors. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Our Code of Ethics and Code of Conduct are posted at www.ediets.com, under the Investor Relations-Corporate Governance section.

Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement comprise the following types and levels of compensation:

•

Initial Equity Grant. Upon initial appointment, non-employee directors are provided a grant of non-qualified stock options with an estimated grant date value of $100,000, at a per share exercise price equal to the fair market value of the Company’s shares at the grant date. These options vest and become exercisable in approximately equal annual installments on each of the first three anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors. The Compensation Committee authorized an initial equity grant to Mr. Bakay with an estimated grant date value of $100,000 when he joined the Board in November 2011.

•

Annual Equity Grant. The Board has a policy of granting each continuing non-employee director an annual grant of non-qualified stock options with an estimated grant date value of $50,000, at a per share exercise price equal to the fair market value of the Company’s shares at the grant date, which is the first business day of each calendar year. These options vest and become exercisable on December 31 of the year in which they are granted.

•

Annual Retainer Fees. The Board has a policy of providing non-employee directors an annual retainer of $40,000 in the form of non-qualified stock options. Non-employee directors who are members of Board committees are also granted annual retainers in the amount of $5,000 for committee members and $15,000 for committee chairs. Annual retainers have a per share exercise price equal to the fair market value of the Company’s shares at the grant date, which is the first business day of each calendar year. Non-qualified stock options vest and become exercisable in four equal installments on the grant date and on the first day of each fiscal quarter thereafter.

In light of the Company’s financial condition, however, in March 2011 the Board unanimously agreed that each non-employee director would forego his annual equity grant and retainer fee for 2011. In place of the annual equity grant and retainer fee, Mr. Richardson and Mr. Isgur each received a grant of 40,000 options. Mr. Doretti, Mr. Luks and Mr. Ortega-Dardet each received a grant of 50,000 options in recognition of their service as members of the Board’s special committee established to evaluate the Company’s financing options. Each grant has a per share exercise price of $2.85, the closing price of the Company’s common stock on the grant date, exercisable as follows: 20,000 options beginning on May 3, 2011, 10,000 options beginning on July 1, 2011 and 10,000 options beginning on October 1, 2011.

In April 2011, Mr. Connerty joined the Board as a non-employee director. In connection with his appointment as a director, and in recognition of Mr. Connerty’s extensive experience in the area of direct response television marketing of branded consumer goods, the Compensation Committee authorized a grant of 80,000 options in lieu of an initial equity grant and the annual equity grant and retainer fee for 2011. The grant has a per share exercise price of $2.20, the closing price of the Company’s common stock on the grant date, exercisable as follows: 40,000 options beginning on May 3, 2011, 20,000 options beginning on July 1, 2011 and 20,000 options beginning on October 1, 2011.

In February 2012, the Board unanimously agreed that each non-employee director would forego his annual equity grant and retainer fee for 2012, as well. In place of the annual equity grant and retainer fee, each non-employee director received a grant of 50,000 options at a per share exercise price of $0.55, the closing price of the Company’s common stock on the grant date, exercisable as follows: 25,000 options beginning on May 15, 2012, 12,500 options beginning on July 1, 2012 and 12,500 options beginning on October 1, 2012. As discussed below under the caption “Equity-Based Compensation,” our chairman, Mr. Richardson, received an identical stock option grant.

All non-qualified stock options are converted from a stated cash value utilizing the Black-Scholes pricing model with an exercise price equal to the fair market value of the Company’s stock on the grant date. Fair market value is calculated as the closing price of the Company’s stock on the Nasdaq exchange or the OTCBB market on such date. Non-employee directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2011. Mr. McGrath, our former Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Total ($)
Kevin A. Richardson II	—	—	$56,000	$56,000
Berke Bakay	—	—	$79,000	$79,000
Thomas Connerty	—	—	$110,000	$110,000
Robert L. Doretti	—	—	$70,000	$70,000
Lee S. Isgur	—	—	$56,000	$56,000
Ronald Luks	—	—	$70,000	$70,000
Pedro N. Ortega-Dardet	—	—	$70,000	$70,000

(1)

The amounts in the “Option Awards” column reflect the approximate aggregate grant date fair value of awards for the fiscal year ended December 31, 2011 computed in accordance with FASB ASC Topic 718, the successor to SFAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions). For additional information on the valuation assumptions regarding the fiscal 2011 grants, refer to Note 10 in our financial statements for the year ended December 31, 2011, which is included in our Annual Report on Form 10-K filed with the SEC.

The following table sets forth the aggregate number of unexercised stock options outstanding at December 31, 2011 for each of our non-executive directors.

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2011
Kevin A. Richardson II	86,740
Berke Bakay	228,724
Thomas Connerty	80,000
Robert L. Doretti	118,750
Lee S. Isgur	114,499
Ronald Luks	111,711
Pedro N. Ortega-Dardet	103,012

EXECUTIVE OFFICERS

Set forth below is certain information relating to our current and former executive officers, which we refer to as our named executive officers. Biographical information with respect to Mr. Richardson and Mr. Connerty is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Kevin N. McGrath	59	President and Chief Executive Officer (1)
Thomas Hoyer	49	Chief Financial Officer, Treasurer and Secretary (2)
Kevin A. Richardson, II	43	Chairman (3)
Thomas Connerty	48	President and Chief Executive Officer (4)

(1)	McGrath served as President and Chief Executive Officer from December 2008 to February 2012, when he resigned.
(2)	Hoyer served as Chief Financial Officer, Treasurer and Secretary from March 2008 to March 2012, when he resigned.
(3)	Mr. Richardson has served as Chairman of the Board since 2006. In March 2012, he assumed the role of the Company’s principal financial officer and principal accounting officer.
(4)	Mr. Connerty became a director in April 2011 and was appointed President and Chief Executive Officer in February 2012.

Mr. McGrath served as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors from December 2008 to February 2012. From 2004 through 2007, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. Mr. McGrath previously served as a director of Digital Angel Corporation. From 1996 through 2003, Mr. McGrath was Chairman and CEO of DIRECTV Latin America, LLC, a pay television provider in Latin America. Mr. McGrath was one of the founders of DIRECTV and grew the DIRECTV Latin America business from concept stage to becoming the largest pay television provider in Latin America. Mr. McGrath was CEO of DirecTV Latin America when it filed for Chapter 11 bankruptcy in 2003. Additionally, Mr. McGrath has two decades of experience at General Motors, Electronic Data Systems Corporation and Hughes. Mr. McGrath graduated from Princeton University and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Thomas J. Hoyer, CPA, served as Chief Financial Officer from March 2008 to March 2012. Mr. Hoyer was previously Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products, from January through May 2007. Before that, Mr. Hoyer was Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006. From 2002 to 2003, Mr. Hoyer was Vice President of Corporate Finance at MWH Global, Inc., a privately held environmental consulting, engineering, and construction company. He served as Chief Financial Officer of GlobEquip LLC in 2001. Mr. Hoyer began his career at Fluor Corporation, where he served in various positions with increasing levels of responsibility, most recently as Assistant Treasurer from January 1998 to January 2001. Mr. Hoyer earned a Bachelor’s Degree and a Master’s Degree in Business Administration from Clemson University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended December 31, 2011, 2010 and 2009 concerning compensation earned for services rendered in all capacities by our former Chief Executive Officer and our former Chief Financial Officer. Our disclosure is limited to our CEO and CFO because we do not have any other executive officers whose total compensation exceeds $100,000 for these fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Kevin N. McGrath Former Chief Executive Officer (1)	2011	$264,063	$—	$64,750	$328,813
	2010	$240,938	$—	$45,238	$286,176
	2009	$263,750	$—	$139,573	$403,323
Thomas Hoyer Former Chief Financial Officer (2)	2011	$235,577	$—	$25,900	$261,477
	2010	$235,577	$—	$37,483	$273,060
	2009	$230,769	$16,850	$185,518	$433,137

(1)	Mr. McGrath joined us in December 2008. He departed in February 2012.
(2)	Mr. Hoyer joined us in March 2008. He departed in March 2012.
(3)

The amounts shown in this column represent the grant date fair values for the restricted stock units granted to the named executive officers (disregarding any estimate of forfeitures related to service-based vesting conditions). The award values reflect their grant date fair values computed in accordance with FASB ASC Topic 718, as required by SEC rules. These restricted stock units were awarded subject to performance-based vesting conditions, which have not yet been established by the Board and thus no compensation expense for the current year or prior year restricted stock unit awards has been recorded during the year ended December 31, 2011 related to these restricted stock units. If the Board does not establish performance-based vesting conditions prior to the expiration of the restricted stock units, the restricted stock units will be forfeited.

(4)

The amounts shown in this column represent the grant date fair values of the option awards granted to the named executive officers (disregarding any estimate of forfeitures relating to service-based vesting conditions). The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements filed on Form 10-K for the fiscal year ended December 31, 2011.

Narrative Disclosure to Summary Compensation Table

2011 NEO Compensation

To achieve its compensation philosophy and objectives, the Compensation Committee has typically used three components of total direct compensation (“TDC”): base salary, annual incentive compensation and equity-based compensation. However, due to our financial condition in 2011, we did not provide any of our NEOs any cash bonuses. We do not currently provide our named executive officers with a pension plan, deferred compensation or other long-term incentive compensation other than the ability to contribute their earnings to the Company’s 401(k) Plan.

Base Salary. Based on the Company’s performance and cash flow position, no salary increases were made in 2011. In February 2012, Mr. Connerty was appointed to replace Mr. McGrath as chief executive officer. In March 2012, our chairman, Mr. Richardson, was designated a named executive officer and the Company’s principal financial officer and principal accounting officer. Due to the Company’s financial condition, Mr. Richardson declined to accept any base salary for 2012, and Mr. Connerty’s base salary for 2012 is one dollar. At that time, the Compensation Committee reviewed and approved these arrangements.

Equity Compensation. The Company has two employee equity plans: (1) its Stock Option Plan, initially adopted in 1999, as amended and restated in April 2002 and as further amended in October 2009 (the “1999 Plan”) and (2) its Equity Incentive Plan initially adopted in 2004, as amended and restated in 2010 (as further amended, the “2010 Plan”). The 1999 Plan expired in November 2009 and no additional grants may be awarded under the 1999 Plan following its expiration. The 2010 Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, deferred stock and unrestricted stock. In December 2011, the Compensation Committee adopted an amendment to the 2010 Plan to increase the maximum number of shares that may be issued under the 2010 Plan from 2.0 million to 4.0 million. As of March 16, 2012, there were approximately 1,032,185 shares remaining available for grant under the 2010 Plan.

The Compensation Committee’s philosophy is that a significant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our stockholders. In addition, the Compensation Committee recognized that the Company’s financial position could make it difficult to provide our named executive officers with competitive levels of cash compensation. Accordingly, the Compensation Committee adjusted its methodology for determining the amount and timing of stock option grants to executives. Under the adjusted methodology, the Compensation Committee increased the target number of stock options to be granted to our named executive officers. The Compensation Committee applied the same adjusted methodology to stock option determinations for Company employees generally.

As part of the adjusted methodology, in March 2011 the Compensation Committee agreed to first approve a target dollar value of the long-term incentive grants to our named executive officers based on an evaluation of the individual officer’s responsibilities, contributions and performance in the prior year. Once a target number of options was calculated, the Compensation Committee retained discretion to adjust up or down the actual number of options granted.

•	2011 Equity-Based Compensation Decisions. In 2011, the Compensation Committee approved the following stock option awards for our former named executive officers:

Executive:	Number of Shares Underlying Options Granted
	March 2011	Total
Kevin N. McGrath	50,000	50,000
Thomas Hoyer	20,000	20,000

The March 2011 stock options were granted with an exercise price of $2.85. The stock option grants had a ten-year term and vest ratably over three years from the date of grant.

In March 2011, we granted Mr. Hoyer 2,000 restricted stock units in respect of the Company’s obligation to grant 1,000 restricted stock units for 2010 and 2011, respectively, under the terms of Mr. Hoyer’s employment agreement. The restricted stock units are subject to performance-based vesting conditions that have not yet been established by the Board, and thus no compensation expense has been recorded related to these restricted stock units. The Board had not established performance-based vesting conditions at the effective date of Mr. Hoyer’s resignation in March 2012, and as a result the restricted stock units were forfeited. Also in March 2011, we granted Mr. Hoyer a total of 21,000 non-qualified stock options in respect of the Company’s obligation to grant 10,500 options for 2010 and 2011, respectively, under the terms of Mr. Hoyer’s employment agreement.

•	2012 Equity-Based Compensation Decisions. In February 2012, the Compensation Committee approved the following stock option awards for our current named executive officers:

Executive:	Number of Shares Underlying Options Granted
	February 2012	Total
Kevin A. Richardson, II	50,000	50,000
Thomas Connerty	400,000	400,000

Mr. Richardson’s February 2012 stock options were granted with an exercise price of $0.55 per share, the closing price of the Company’s common stock on the grant date. The Stock option grants have a ten-year term and are exercisable as follows: 25,000 options beginning on May 15, 2012, 12,500 options beginning on July 1, 2012 and 12,500 options beginning on October 1, 2012.

Mr. Connerty’s February 2012 stock options were granted with an exercise price of $0.52 per share, the closing price of the Company’s common stock on the grant date. The stock options grants have a ten-year term, and 100,000 options are immediately exercisable beginning on the grant date. Another 100,000 options are exercisable beginning on May 23, 2012. The remaining 200,000 options vest in four tranches of 50,000 shares each on the first trading day after the closing price of the Company’s common stock has for the previous ten trading days equaled or exceeded $0.75, $1.00, $1.25 and $1.50, respectively.

Other Benefits. The Company does not provide its named executive officers with any perquisites not provided to other executives and salaried employees. The Company provides various benefits and compensation related programs to executives and other salaried employees that allow the Company to provide a full and comprehensive compensation package to recipients. The elements of these programs are:

•

A 401(k) Plan wherein the Company annually matches up to 25% of employee contributions on a discretionary basis. The Company’s matching contribution vests based on the employee’s years of continuous service over a period of five years. The Company declined to match employee contributions in 2011.

•	Medical and dental insurance for which the Company pays a maximum of 80% of the premiums.

•	Life and accidental death and dismemberment (AD&D) insurance coverage of one time the employee’s base salary (with a maximum of $150,000).

•	Long Term Disability and Short Term Disability insurance.

Employment Agreements

In February 2012, Thomas Connerty became our chief executive officer. At that time, we entered into an employment agreement with Mr. Connerty in order to further our ability to retain his services as an executive officer of the Company. Under the terms of the agreement, Mr. Connerty receives an annual base salary of one dollar. Mr. Connerty is eligible to participate in an annual incentive compensation program in the Compensation Committee chooses to establish one during the term of his employment. Mr. Connerty was also granted 400,000 stock options which are subject to specified vesting schedules and other conditions. Also in February 2012, the Board appointed our chairman, Kevin Richardson, to undertake certain executive and financial oversight responsibilities, which include serving as our principal financial officer and our principal accounting officer. Mr. Richardson is the managing member of Prides Capital Partners, LLC, our largest stockholder. We have not entered into an employment agreement with Mr. Richardson.

In December 2008, the Company entered into an employment agreement with Kevin N. McGrath, the Company’s former President and Chief Executive Officer. Under the terms of the agreement, Mr. McGrath was entitled to a base salary in the amount of $325,000, which may be increased from time to time in the sole discretion of the Board of Directors. Mr. McGrath was eligible to earn an annual bonus of up to 50% of his base salary, which percentage may be increased by the Board in its discretion, based upon the achievement of performance goals established by the Board of Directors. Mr. McGrath was also granted 90,000 stock options and 85,000 shares of restricted stock units which were subject to specified vesting schedules and other conditions. Mr. McGrath left the Company in February 2012.

In March 2008, the Company entered into an employment agreement with Thomas Hoyer, the Company’s former Chief Financial Officer. Under the terms of the agreement, Mr. Hoyer was entitled to a base salary in the amount of $250,000, which may be increased from time to time in the sole discretion of the Board of Directors. Mr. Hoyer was eligible to earn an annual bonus of up to 30% of his base salary based upon the achievement of performance goals established by the Board of Directors. Mr. Hoyer was also granted 34,400 stock options and 13,800 shares of restricted stock units which were subject to specified vesting schedules and other conditions. Mr. Hoyer was also eligible to be granted on the first business day of each calendar year during the term of the agreement 10,500 options and 1,000 shares of restricted stock units which were subject to specified vesting schedules and other conditions. Mr. Hoyer left the Company in March 2012.

We refer to the employment agreements with Mr. McGrath and Mr. Hoyer each as a “Former Executive Employment Agreement” and together as the “Former Executive Employment Agreements.” We refer to the employment agreement with Mr. Connerty as the “Connerty Employment Agreement.”

Material Terms of the Former Executive Employment Agreements

The Former Executive Employment Agreements have a 36-month term and automatically extend for subsequent 12-month periods unless the Company or the executive provides the other party with prior written notice that the term will not be extended.

The Former Executive Employment Agreements provide for severance and other remedies after termination by the Company or by the executives that vary, depending upon the events preceding and/or causing the termination and whether such termination occurs after a Change of Control and how long after a Change of Control any such termination occurs.

In the event that Mr. McGrath’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. McGrath for Good Reason within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for his participation in COBRA for 12 months following termination, immediate vesting of all unvested options and restricted stock units and 50% of his base salary payable within 2.5 months after the end of the applicable fiscal year.

In the event that Mr. McGrath’s employment is terminated without Cause (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. McGrath resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, and payment by the Company for Mr. McGrath’s participation in COBRA for 12 months following termination.

Mr. McGrath’s Former Executive Employment Agreement provides, subject to specified conditions, that if any amounts payable to Mr. McGrath would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code, then the payments will be reduced to the minimum extent necessary to avoid imposition of the excise tax. If this reduction would result in the amount of parachute payments being reduced by 10% or more, then, subject to specified conditions, Mr. McGrath would be entitled to receive a gross-up payment in an amount equal to excise tax imposed on the parachute payment.

In the event that Mr. Hoyer’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. Hoyer for Good Reason not within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination, and immediate vesting of all unvested options and restricted stock units.

In the event that Mr. Hoyer’s employment is terminated without Cause (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. Hoyer resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination and immediate vesting of his unvested options which would otherwise have vested in the year of termination.

Mr. Hoyer’s Former Executive Employment Agreement provides, subject to specified conditions, that if any amounts payable to Mr. Hoyer would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Hoyer will receive whichever of the following provides the greatest amount of benefit: (i) the full amount, or (ii) a lesser amount that that would result in no portion of the benefits being subject to the excise tax.

In the event that Messrs. McGrath’s or Hoyer’s employment were terminated following Disability, the executive would receive a pro rata portion of the executive’s annual bonus based on the percentage of the year that has elapsed through the date of termination, payable within 2.5 months after the end of the applicable fiscal year, and the right to exercise the vested portion of any options for a period of 12 months from the date of the termination.

In the event that Messrs. McGrath’s or Hoyer’s employment is terminated following the executive’s death, the Former Executive Employment Agreements provide that the executive’s estates will receive the right to exercise the vested portion of any options for a period of twelve months from the date of the death. In addition, Mr. McGrath’s estate would receive a pro rata portion of his annual bonus based on the percentage of the year that has elapsed through the date of termination, payable within 2.5 months after the end of the applicable fiscal year.

The Former Executive Employment Agreements contain confidentiality/intellectual property and non-compete obligations. If the executive breaches these obligations, the Company may cease making any payment or providing any benefit required by the executive’s Former Executive Employment Agreement.

Definitions Applicable to the Former Executive Employment Agreements

The following are definitions of “Cause,” “Good Reason,” “Disability,” “Change of Control” and “COBRA” as such terms are discussed below.

“Cause” is defined to mean (1) the executive’s continued failure substantially to perform his duties under the Former Executive Employment Agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the executive of such failure, (2) dishonesty in the performance of the executive’s duties under the Former Executive Employment Agreement, (3) the executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the Former Executive Employment Agreement or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (5) the executive’s breach of the provisions of under the Former Executive Employment Agreement relating to non-competition and confidentiality/intellectual property. In Mr. McGrath’s Former Executive Employment Agreement, (1) above is the willful breach or habitual neglect by the executive of his job duties and responsibilities under the Former Executive Employment Agreement.

“Good Reason” is defined to mean (1) a material diminution of the executive’s base salary, (2) any material breach by the Company of any material agreement between the executive and the Company concerning the terms and conditions of the executive’s employment with the Company, or (3) subject to specified conditions, a material diminution in the executive’s position or authority, duty, or responsibilities other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after the receipt of written notice thereof from the executive, or (4) any relocation of the location at which the executive is required to provide his services to a location that is more than 50 miles from its location as of the effective date of the Former Executive Employment Agreement; provided that the events described in (1), (2), (3) or (4) above constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the 60th day following its occurrence, unless the executive has given the Company written notice thereof prior to such date.

“Disability” is defined to mean physically or mentally incapacitated and therefore unable for a period of three consecutive months or for an aggregate of six months in any 24 consecutive month period to perform job duties.

“Change of Control” is defined to mean (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

“COBRA” is defined to mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Material Terms of the Connerty Employment Agreement

The Connerty Employment Agreement does not have any specific term. Instead, it establishes an employment at-will relationship between the Company and Mr. Connerty that may be terminated at any time by Mr. Connerty or the Company, with or without Cause and with or without advance notice. “Cause” is defined in the Connerty Employment Agreement to mean termination by the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, Mr. Connerty has not cured within fourteen (14) days after receipt of written notice from the Company specifying with reasonable particularity such occurrence: (1) refusal or material failure to perform his job duties and responsibilities, (2) failure or refusal to comply in any material respect with Company policies or lawful directives, (3) material breach of any contract or agreement with the Company or material breach of any statutory duty, fiduciary duty or any other obligation that owed to the Company, (4) commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.

Under the terms of the Connerty Employment Agreement, Mr. Connerty receives an annual base salary of one dollar and is eligible to participate in an annual incentive compensation program if the Compensation Committee chooses to establish one during the term of his employment. Mr. Connerty was also granted 400,000 stock options on February 23, 2012, with an exercise price of $0.52 per share, the closing price of the Company’s common stock on the grant date. The stock option grants have a ten-year term, and 100,000 options are immediately exercisable beginning on the grant date. Another 100,000 options are exercisable beginning on May 23, 2012. The remaining 200,000 options vest in four tranches of 50,000 shares each on the first trading day after the closing price of the Company’s common stock has for the previous ten trading days equaled or exceeded $0.75, $1.00, $1.25 and $1.50, respectively. Vesting of the stock options is contingent on Mr. Connerty’s continued employment with the Company through each vesting date. Mr. Connerty has one year following termination of the Connerty Employment Agreement to exercise any options that were vested on the effective date of termination, unless the Company terminates the Connerty Employment Agreement for Cause, in which case all vested and unvested options are forefeited.

The Connerty Employment Agreement contains confidentiality/intellectual property and non-compete obligations, as well as a representation that Mr.  Connerty’s employment with the Company will not breach any agreement he has with any third party.

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards held by each of our named executive officers as of December 31, 2011.

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Name	Grant Date	Exercisable	Unexercisable
Kevin N. McGrath	12/30/2008	90,000	—		$16.50	12/30/2013		—		—
	06/24/2009	3,300	1,700	(2)	$4.72	06/24/2019		—		—
	11/19/2009	23,100	11,900	(2)	$7.65	11/19/2019		—		—
	08/23/2010	11,550	23,450	(2)	$5.00	08/23/2020		—		—
	03/15/2011	—	50,000	(2)	$2.85	03/15/2021		—		—
	12/30/2008	—	—		—	—		85,000	(3)	$25,500
Thomas Hoyer	03/07/2008	34,400	—		$22.60	03/07/2013		—		—
	01/02/2009	6,930	3,570	(4)	$16.85	01/02/2014		—		—
	06/24/2009	3,300	1,700	(5)	$4.72	03/06/2014	(6)	—		—
	11/19/2009	16,500	8,500	(5)	$7.65	03/06/2014	(6)	—		—
	08/23/2010	9,570	19,430	(5)	$5.00	03/06/2014	(6)	—		—
	03/15/2011	—	20,000	(5)	$2.85	03/06/2014	(6)	—		—
	03/07/2008	—	—		—	—		13,800	(3)	$4,140
	01/02/2009	—	—		—	—		1,000	(3)	$300

(1)

Market value of our stock awards that have not vested is determined by multiplying the number of shares not vested as of December 31, 2011 by $0.30 (the closing price of the Company’s common stock on December 30, 2011, the last trading day of 2011).

(2)	These options vest on 2/16/2012 under the terms of Mr. McGrath’s separation agreement with the Company.
(3)

These restricted stock units are subject to performance-based vesting conditions, which have not yet been established by the Board, and thus no compensation expense has been recorded during the year ended December 31, 2011 related to these restricted stock units. These restricted stock units were forfeited during 2012.

(4)	3,570 options vest on 1/2/2012.
(5)	These options vest on 3/6/2012 pursuant to the decision of the Company’s Compensation Committee.
(6)	Expiration date established by the decision of the Company’s Compensation Committee.

SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 16, 2012 (unless otherwise specified) of our common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our common stock. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable. As of March 16, 2012, we had 14,310,534 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	7,735,735	(1)	53.1%
BBS Capital Fund, LP	1,424,000	(2)	9.9%
Lee S. Isgur	345,997	(3)	2.4%
Pedro N. Ortega-Dardet	127,971	(4)	*
Robert L. Doretti	132,950	(5)	*
Ronald Luks	127,509	(6)	*
Thomas Connerty	180,000	(7)	1.2%
Kevin A. Richardson, II	9,148,579	(8)	61.5%
Berke Bakay	1,464,958	(9)	10.1%
All directors and named executive officers as a group (7 persons)	11,527,964		73.1%

*	Less than 1%

Except as otherwise indicated, the address of each person named in this table is c/o eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida.

(1)	Includes warrants to purchase 241,931 shares of common stock that are exercisable within sixty (60) days of March 16, 2012 and 8,926 shares issuable upon exercise of stock options that are exercisable within sixty (60) days of March 16, 2012. The address for Prides Capital Partners, LLC is 200 State Street, 13th Floor, Boston, MA 02109. Kevin A. Richardson II has voting and investment control over the shares held by Prides Capital Partners, LLC.
(2)	Includes warrants to purchase 124,000 shares of common stock that are exercisable within sixty (60) days of March 16, 2012.
(3)	Includes 400 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary and 122,930 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012. Also includes warrants to purchase 41,734 shares of common stock that are exercisable within sixty (60) days of March 16, 2012.
(4)	Includes 2,881 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001, 1,441 shares held by the Pedro N. Ortega Revocable Trust and 119,030 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012.
(5)	Represents 132,537 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012.
(6)	Includes 121,481 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012.
(7)	Represents 180,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012.
(8)	This number includes 7,735,735 shares beneficially owned by Prides Capital Partners, LLC and over which Kevin A. Richardson, II has voting and investment control. Also includes 104,990 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012 and warrants to purchase 220,940 shares of common stock that are exercisable within sixty (60) days of March 16, 2012.
(9)	This number includes 1,424,000 shares beneficially owned by BBS Capital Fund, LP and over which Berke Bakay has voting and investment control. Also includes 40,958 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 16, 2012.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2011 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the inadvertent failure to file in a timely manner Form 4 reports relating to option awards for annual Board fees.

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals should be sent to the Company at the address set forth in the Notice. The deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders is December 3, 2012. Additionally, the Company must receive notice of any stockholder proposal to be submitted at the 2013 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by February 17, 2013 or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act of 1934 and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners.

Electronic Delivery

This year we have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 2, 2012. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

The Company’s 2011 Annual Report

A copy of the Company’s 2011 Annual Report on Form 10-K is being made available with this proxy statement but is not to be regarded as proxy solicitation material.

Additional Matters for the Annual Meeting

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting other than those set forth in the Notice and customary procedural matters. However, if any other matters should properly come before the Annual Meeting or any postponements or adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, with respect to the Annual Meeting, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grant the persons voting the proxies discretionary authority to vote on any stockholder proposals presented at an annual meeting if the Company has not received notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any stockholder proposal.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of our common stock. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (iii) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (iv) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to our business. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice, please contact our transfer agent, American Stock Transfer & Trust Company (in writing: 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219; or by telephone: (718) 921-8124).

If you participate in householding and wish to receive separate copies of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice, please contact American Stock Transfer & Trust Company as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

PROXY

eDiets.com, Inc.

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2012

The undersigned, revoking all prior proxies, hereby appoint(s) Kevin A. Richardson, II and Thomas Connerty, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of common stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida on May 15, 2012 at 9:00 a.m., EDT, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Attendance of the undersigned at the Annual Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

1. To elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote
(except as marked to the contrary below*) ¨	for all nominees listed below ¨

Kevin A. Richardson, II

Berke Bakay

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Thomas Connerty

*	(INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name above.)

Note: Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:	Date:
Print Name/Title (if any):

Signature:	Date:
Print Name/Title (if any):

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.